Exhibit 10.2

NU SKIN ENTERPRISES, INC.
2024 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement and Participant’s award information (the “Award Summary”), which can be accessed on the Fidelity website (currently www.fidelity.com) or the website of such other stock plan administrator(s) that the Company may select in the future, (collectively, this “Agreement”) set forth the terms and conditions of the Restricted Stock Units granted to Participant under the Nu Skin Enterprises, Inc. 2024 Omnibus Incentive Plan, as it may be amended from time to time (the “Plan”).  In the event of a conflict between (i) the terms and conditions of the Plan; and (ii) the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.  Unless otherwise defined herein, the capitalized terms in this Agreement shall have the same defined meaning assigned to them in the Plan.

1.           Grant of Restricted Stock Units.

(a)         Grant of Restricted Stock Units.  Effective as of the date of grant specified in the Award Summary (the “Grant Date”), the Company grants to Participant an award of the number of Restricted Stock Units specified in the Award Summary.  Each Restricted Stock Unit is a bookkeeping entry representing the Company’s unfunded promise to deliver one Share on the terms provided herein and in the Plan.

(b)         Vesting of Restricted Stock Units.  The Restricted Stock Units shall vest in full on the earlier of (a) the one-year anniversary of the Grant Date; and (b) the date of the Company’s next annual stockholder meeting following the Grant Date if such annual meeting is at least 50 weeks after the immediately preceding year’s annual meeting (the “Vesting Date”), except as otherwise provided in this Agreement, including pursuant to Section 1(c) and Section 4.

(c)         Termination of Continuous Service.

(i)         In the event Participant’s Continuous Service (as defined in Section 1(c)(iii) below) is terminated for any reason prior to the full vesting of the Restricted Stock Units, the Restricted Stock Units granted hereunder shall be canceled to the extent they are not vested as of the termination of Participant’s Continuous Service, as determined in accordance with Section 9(g) below, and Participant shall not have any right to receive any Shares subject to such unvested Restricted Stock Units.

(ii)         Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which Participant renders service to the Company or a Subsidiary as an Employee, Consultant, or Director, or a change in the entity for which Participant renders such service, provided that there is no interruption or termination of Participant’s Continuous Service.  For example, a change in status from an Employee of the Company to a Consultant of a Subsidiary or a Director will not constitute an interruption of Continuous Service.  Subject to the requirements of applicable law, the Committee, in its sole discretion, shall determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Company or a Subsidiary, including sick leave, military leave or any other personal leave.

(iii)         For purposes of this Agreement, “Continuous Service” shall mean the uninterrupted provision of services to the Company or a Subsidiary, whether as an Employee, Director, or Consultant.

(d)         Settlement of Restricted Stock Units.  Subject to the terms of the Plan and this Agreement, Restricted Stock Units shall be settled in Shares, provided that Participant has satisfied any Tax-Related Items pursuant to Section 8 below.  Shares will be issued to Participant within a reasonable time following each Vesting Date, but in no event shall the Shares be issued more than 70 days from the end of the calendar year that includes the applicable Vesting Date.

(e)         Stockholder Rights.  Unless and until Shares are issued by the Company after the Vesting Date, Participant shall have none of the rights or privileges of a shareholder of the Company (including voting, dividend and liquidation rights) with respect to the Shares covered by the Restricted Stock Units.

2.          Securities Law Compliance.  Participant represents that Participant has received and carefully read a copy of the Prospectus for the Plan, together with the Company’s most recent Annual Report to Stockholders.  Participant hereby acknowledges that Participant is aware of the risks associated with the Shares and that there can be no assurance the price of the Shares will not decrease in the future.  Participant hereby acknowledges that no representations or statements have been made to Participant concerning the value or potential value of the Shares.  Participant acknowledges that Participant has relied only on information contained in the Prospectus and has received no representations, written or oral, from the Company or its employees, attorneys or agents, other than those contained in the Prospectus or this Agreement.  Participant acknowledges that the Company has made no representations or recommendations, and is not providing any tax, legal or financial advice, regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares.  Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

3.          Transfer Restrictions.  Participant shall not transfer, assign, sell, encumber, pledge, grant a security interest in or otherwise dispose of the Restricted Stock Units subject to this Agreement in any manner other than by the laws of descent or distribution.  Any such transfer, assignment, sale, encumbrance, pledge, security interest or disposition shall be void.

4.           Forfeiture.

(a)         If, at any time during Participant’s Continuous Service or at any time during the 12-month period following termination of Participant’s Continuous Service, a Forfeiture Event (as defined below) occurs, then at the election of the Committee, (i) this Agreement and all unvested Restricted Stock Units granted hereunder shall terminate, and (ii) Participant shall return to the Company for cancellation all Shares held by Participant plus pay the Company the amount of any proceeds received from the sale of any Shares, to the extent such Shares were issued pursuant to Restricted Stock Units granted under this Agreement that vested (A) during the 12-month period immediately preceding the Forfeiture Event, or (B) on the date of or at any time after such Forfeiture Event.

(b)         “Forfeiture Event” means the following:

(i)         an act of fraud or intentional misrepresentation related to Participant’s services;

(ii)         disclosure or use of confidential information in a manner detrimental to the Company;

(iii)         competing with the Company; or

(iv)         any other willful misconduct by Participant that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company. The Committee, in its sole discretion, may waive at any time in writing this forfeiture provision and release Participant from liability hereunder.

(c)         The forfeiture provisions of this Section 4 shall be applied by the Committee, at its discretion, to the maximum extent permitted under applicable laws.  Further, these provisions are in addition to, and not in lieu of, any recoupment requirements under the Sarbanes-Oxley Act or under other applicable laws, rules, regulations or stock exchange listing standards, including, without limitation, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or Section 10D of the U.S. Securities Exchange Act of 1934, as amended, and shall apply notwithstanding anything to the contrary in this Agreement or in the Plan.

(d)         Additionally, if Participant is or becomes subject to the Nu Skin Enterprises, Inc. Executive Officer Incentive Compensation Recovery Policy (the “Recovery Policy”), Participant agrees that any Restricted Stock Units granted hereunder may be terminated, any Shares held by Participant shall be returned to the Company, and any proceeds from the sale of such Shares shall be paid by Participant to the Company, to the extent the Company determines such actions are necessary to satisfy a recoupment requirement under the Recovery Policy.

(e)         Participant expressly agrees that the Company may take such actions as are necessary or appropriate to effectuate the foregoing provisions of this Section 4 (as applicable to Participant) or applicable law without further consent or action being required by Participant.  For purposes of the foregoing and as a condition to the grant, Participant expressly and explicitly authorizes the Company to issue instructions, on Participant’s behalf, to Fidelity (or any other stock plan service provider engaged by the Company to administer awards granted under the Plan) to re-convey, transfer or otherwise return any Shares held by Participant and/or other amounts to the Company.

5.         Governing Plan Document.  This Agreement incorporates by reference all of the terms and conditions of the Plan, as presently existing and as hereafter amended.  Participant expressly acknowledges and agrees that the terms and provisions of this Agreement are subject in all respects to the provisions of the Plan.  Participant also expressly:

(a)         Acknowledges receipt of the Plan and represents that Participant is familiar with the provisions of the Plan, and that Participant enters into this Agreement subject to all of the provisions of the Plan;

(b)         Recognizes that the Committee has been granted complete authority to administer the Plan in its sole discretion, and agrees to accept all decisions related to the Plan and all interpretations of the Plan made by the Committee as final and conclusive upon Participant and upon all persons at any time claiming any interest through Participant in the Restricted Stock Units or the Shares subject to this Agreement; and

(c)         Acknowledges and understands that the establishment of the Plan and the existence of this Agreement are not sufficient, in and of themselves, to exempt Participant from the requirements of Section 16(b) of the Exchange Act and any rules or regulations promulgated thereunder, and that Participant (to the extent Section 16(b) applies to Participant) shall not be exempt from such requirements pursuant to Rule 16b-3 unless and until Participant shall comply with all applicable requirements of Rule 16b-3, including without limitation, the possible requirement that Participant must not sell or otherwise dispose of any Shares acquired pursuant to Restricted Stock Units unless and until a period of at least six months shall have elapsed between the Grant Date and the date upon which Participant desires to sell or otherwise dispose of such Shares.

6.         Representations and Warranties.  As a condition to the receipt of any Shares upon vesting of the Restricted Stock Units, the Company may require Participant to make any representations and warranties to the Company that legal counsel to the Company may determine to be required or advisable under any applicable law or regulation, including without limitation, representations and warranties that the Shares are being acquired only for investment and without any present intention or view to sell or distribute any such Shares.

7.         Compliance With Law and Regulations.  Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the Restricted Stock Units prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable.  Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares.  Further, Participant agrees that the Company shall have unilateral authority to amend the Plan and this Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

8.           Responsibility for Taxes.

(a)         Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant or deemed by the Company in its discretion to be an appropriate charge to Participant even if legally applicable to the Company (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company pursuant to Section 8(c).  Participant further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of any Shares acquired at settlement and the receipt of any dividends; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)         In connection with any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items.

(c)         Under current tax law, Participant is treated as an “independent contractor” for tax purposes, and as such, Participant is responsible to pay his or her Tax-Related Items without involvement by the Company.  However, to the extent it becomes necessary or appropriate for the Company to assist in the collection of Participant’s Tax-Related Items, full payment of the Tax-Related Items shall be made by any of the following, or a combination thereof, at the election of the Participant, subject to the Committee’s or Company’s right to eliminate, prior to vesting, any of the following as permissible payment methods: (i) in cash or cash equivalents (including certified check, bank check or wire transfer of immediately available funds); (ii) by tendering previously acquired Shares (either actually or by attestation) valued at their then-Fair Market Value; (iii) by withholding Shares otherwise issuable in connection with the vesting of the Restricted Stock Units; (iv) through same-day voluntary or involuntary (on Participant’s behalf pursuant to this authorization) sales through a broker if permitted by the Company’s Securities Trading Policy; (v) withholding from Participant’s wages or other cash compensation paid to Participant by the Company; or (vi) any combination of any of the foregoing.  In the absence of Participant’s timely election or in the event Section 16(b) applies to Participant, the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable.  In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, Participant authorizes and directs the Company or its agents, at their discretion, to satisfy any applicable withholding obligation with regard to all Tax-Related Items by one or a combination of the methods above.

(d)         Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable withholding rates in Participant’s jurisdiction(s) (up to the rate that will not cause an adverse accounting consequence or cost, including pursuant to ASC Topic 718, as applicable). If the Company withholds more than the amount necessary to satisfy the liability for Tax-Related Items, Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent Shares, or if not refunded, Participant may be able to seek a refund from the applicable tax authorities.  If the Company withholds less than the amount necessary to satisfy the liability for Tax-Related Items, Participant may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

(e)         Participant agrees to pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

9.           Nature of Grant.  In accepting the Restricted Stock Units, Participant acknowledges, understands and agrees that:

(a)         the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)         the grant of Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been awarded in the past;

(c)         nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in the service of the Company as a member of the Board of Directors of the Company or in any other capacity;

(d)         all decisions with respect to future grants of Restricted Stock Units or other grants, if any, will be at the sole discretion of the Committee and/or Company;

(e)         Participant’s participation in the Plan is voluntary;

(f)         the future value of the underlying Shares is unknown, indeterminable and unpredictable;

(g)         in the event of the termination of Participant’s Continuous Service (as defined above) (for any reason whatsoever, whether or not later found to be invalid), unless otherwise expressly provided in this Agreement or determined by the Company, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of the date Participant’s Continuous Service terminated, as determined by the Committee in its sole discretion;

(h)         Restricted Stock Units and the Shares subject to Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for any purpose, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(i)         Restricted Stock Units and the Shares subject to Restricted Stock Units, and the income and value of same, are not intended to replace any pension rights or compensation;

(j)         Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for service of any kind rendered to the Company;

(k)         no claim or entitlement to compensation or damages shall arise from forfeiture of Restricted Stock Units resulting from termination of Participant’s Continuous Service (for any reason whatsoever, whether or not later found to be invalid); and

(l)         neither the Company nor any of its Subsidiaries shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.

10.        Data Privacy Notice and Consent.  Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data, as described in this Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Company and any Subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and any Subsidiaries may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address, telephone number, date of birth, social security number, passport information, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares or other equivalent benefits awarded, canceled, purchased, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to Fidelity, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country.  Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Company.  Participant authorizes the Company, Fidelity and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon vesting of Restricted Stock Units may be deposited.  Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan.  Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her status or service with the Company will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company may not be able to grant Restricted Stock Units or other equity awards to Participant or administer or maintain such awards.  Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan.  For more information on the consequences of his or her refusal to consent or withdrawal of consent, Participant understands that he or she may contact the Company.

Upon request of the Company, Participant agrees to provide an executed data privacy form (or any other agreements or consents) that the Company may deem necessary to obtain from Participant for the purpose of administering Participant’s participation in the Plan in compliance with the data privacy laws in Participant’s country, either now or in the future.  Participant understands and agrees that he or she will not be able to participate in the Plan if Participant fails to provide any such consent or agreement as requested by the Company.

11.          Miscellaneous Provisions.

(a)         Notices.  Any notice required to be given under this Agreement shall be in writing and shall be deemed effective upon (i) personal delivery, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, or if not, then on the next business day, or (iii)  upon deposit in the sender’s local mail, registered or certified, postage prepaid and, with respect to notice sent pursuant to clauses (ii) or (iii), properly addressed to the party entitled to such notice at the latest email or physical address on file or at such other address as such party may designate by ten days advance written notice under this Section 11(a) to all other parties to this Agreement.

(b)         Waiver.  The failure of the Company in any instance to exercise any rights under this Agreement, including the forfeiture rights under Section 4, shall not constitute a waiver of any other rights that may subsequently arise under the provisions of this Agreement or any other agreement between the Company and Participant.  Participant acknowledges that no waiver by the Company of any breach of any provision of this Agreement shall operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other Participant, whether of like or different nature.

(c)         Imposition of Other Requirements & Participant Undertaking.  The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons.  Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out the foregoing or one or more of the obligations or restrictions imposed on either Participant or the Shares pursuant to the provisions of this Agreement.

(d)         Entire Contract.  This Agreement and the Plan constitute the entire understanding and agreement of the parties with respect to the subject matter contained herein.  This Agreement is made pursuant to, and incorporates by reference, the provisions of the Plan and shall in all respects be construed in conformity with the terms of the Plan.

(e)         Language.  Participant acknowledges that he or she is sufficiently proficient in English, or, alternatively, Participant acknowledges that he or she will seek appropriate assistance to understand the terms and conditions in this Agreement.  Furthermore, if Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(f)         Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(g)         Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon Participant, Participant’s permitted assigns and the legal representatives, heirs and legatees of Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof.  Participant may not assign this Agreement other than by the laws of descent and distribution.

(h)         Severability.  In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

(i)         Governing Law and Choice of Venue.  The Restricted Stock Units and the provisions of this Agreement shall be governed by, and subject to, the laws of the State of Utah, United States, without regard to the conflict of law provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this Agreement or this grant of Restricted Stock Units, the parties hereby submit to and consent to the jurisdiction of the State of Utah, agree that such litigation shall be conducted in the courts of Utah County, Utah, or the federal courts of the United States for the District of Utah, where this grant is made and/or to be performed.

(j)         Insider Trading Restrictions/Market Abuse Laws.  Participant acknowledges that, depending on Participant’s country, broker’s country, or where Shares are listed, Participant may be subject to insider trading and/or market abuse laws which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to such shares (e.g., Restricted Stock Units) or rights linked to the value of Shares under the Plan during such times as Participant is considered to have “material nonpublic information” or “inside information” regarding the Company (as defined by the laws or regulations in the relevant jurisdiction).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant places before Participant possessed inside information.  Furthermore, Participant could be prohibited from (i) disclosing inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities.  Third parties include employees of the Company.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy, and the requirements of applicable laws may or may not be consistent with the terms of the Company’s insider trading policy.  Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and that Participant should speak to his or her personal advisor on this matter.

(k)         Exchange Control Tax and Foreign Asset/Account Reporting Requirements.  Participant acknowledges that there may be exchange control, tax, foreign asset and/or account reporting requirements which may affect Participant’s ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage, bank account or legal entity outside Participant’s country.  Participant may be required to report such accounts, balances, assets and/or the related transactions to the tax or other authorities in his or her country.  Participant also may be required to repatriate sale proceeds or other funds received as a result of Participant’s participation in the Plan to his or her country through a designated bank or broker within a certain time after receipt.  Participant acknowledges that it is Participant’s responsibility to be compliant with such regulations and Participant should consult his or her personal legal advisor for any details. Participant agrees to take any and all actions, and consents to any and all actions taken by the Company as may be required to allow the Company to comply with local laws, rules and regulations in Participant’s country of residence (and country of employment, if different). Finally, Participant agrees to take any and all actions as may be required to comply with Participant’s personal legal and tax obligations under local laws, rules and regulations in Participant’s country of residence (and country of employment, if different).

(l)         Section 409A.  The Restricted Stock Units and issuance of Shares thereunder are intended to comply with Code Section 409A and the U.S. Treasury Regulations relating thereto so as not to subject the Participant to the payment of additional taxes and interest under Code Section 409A or other adverse tax consequences.  In furtherance of this intent, the provisions of this Agreement will be interpreted, operated, and administered in a manner consistent with these intentions.  The Committee may modify the terms of this Agreement, the Plan or both, without the consent of the Participant, in the manner that the Committee may determine to be necessary or advisable in order to comply with Code Section 409A or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Code Section 409A if compliance is not practical.  This Section 11(l) does not create an obligation on the part of the Company to modify the terms of this Agreement or the Plan and does not guarantee that the Restricted Stock Units or the delivery of Shares upon vesting/settlement of the Restricted Stock Units will not be subject to taxes, interest and penalties or any other adverse tax consequences under Code Section 409A.  Nothing in this Agreement shall provide a basis for any person to take any action against the Company or any of its Subsidiaries based on matters covered by Code Section 409A, including the tax treatment of any amounts paid under this Agreement, and neither the Company nor any of its Subsidiaries will have any liability under any circumstances to the Participant or any other party if the Restricted Stock Units, the delivery of Shares upon vesting/settlement of the Restricted Stock Units or other payment or tax event hereunder that is intended to be exempt from, or compliant with, Code Section 409A, is not so exempt or compliant or for any action taken by the Committee with respect thereto.  Further, settlement of any portion of the Restricted Stock Units that is Deferred Compensation may not be accelerated or postponed except to the extent permitted by Code Section 409A.

By electronically accepting this Agreement and participating in the Plan, Participant agrees to be bound by the terms and conditions in the Plan and this Agreement.  Within six months of the Grant Date, if Participant has not electronically accepted this Agreement on Fidelity’s website, or the website of any other stock plan service provider appointed by the Company, and has not otherwise rejected the grant, then this award shall automatically be deemed accepted, and Participant shall be bound by the terms and conditions in the Plan and this Agreement.